Filed pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated May 16, 2022

Registration No. 333-264277



INVESTORS PRESENTATION

May 2022

FORWARD LOOKING STATEMENTS

This presentation of The Singing Machine, Inc. (the "Company") contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act and other securities law. Words such as "expects", "intends", "plans", "believes", "seeks", "estimates", and similar expressions or variations of such words are intended to identify forward-looking statements. Except for statements of historical fact, the information contained herein constitutes forward-looking statements and includes, but is not limited to, (i) projected financial performance of the Company; (ii) completion of, and the use of proceeds from, the sale of the shares being offered by the Company; (iii) the expected development of the Company's business, projects, and joint ventures; (iv) execution of the Company's vision and growth strategy, including with respect to future M&A activity and global growth; (v) sources and availability of third-party financing for the Company's projects; (vi) completion of the Company's projects that are currently underway, in development or otherwise under consideration; (vi) renewal of the Company's current customer, supplier and other material agreements; and (vii) future liquidity, working capital, and capital requirements. Forward-looking statements are provided to allow potential investors the opportunity to understand management's beliefs and opinions in respect of the future so that they may use such beliefs and opinions as one factor in evaluating an investment.

These statements are not guarantees of future performance and undue reliance should not be placed on them. Such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause actual performance and financial results in future periods to differ materially from any projections of future performance or result expressed or implied by such forward-looking statements.

Although forward-looking statements contained in this presentation are based upon what management of the Company believes are reasonable assumptions, there can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements speak only as of the date the statements are made. For a more detailed description of the risks and uncertainties affecting the Company, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission (the "SEC"), including, but not limited to, the risks detailed in the Company's Registration Statement on Form S-1 (File No. 333-264277).

The Company undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change except as required by applicable securities laws. The reader is cautioned not to place undue reliance on forward-looking statements.

TRANSACTION OVERVIEW

ISSUER	The Singing Machine Company, Inc.
OFFERING TYPE	Secondary Offering and Uplist
EXCHANGE	NASDAQ
PROPOSED TICKER	MICS
SHARES OFFERED	Up to 783,314 shares of common stock, assuming an offering price of $5.10 per share (901,961 if the underwriter exercises its over-allotment option)
GROSS PROCEEDS	$4 million
PROPOSED PRICE PER SHARE	$4-$5.50
USE OF PROCEEDS	Working Capital
BOOK RUNNING MANAGER	Aegis Capital



COMPANY SNAPSHOT

YEAR FOUNDED	**1982**	Worldwide leader in consumer karaoke products. Established brand in market since 1982
REVENUE	**$50M+**	North American market leader with proven, long-standing retail partnerships
NUMBER OF PRODUCTS	**25+**	Distributes 25+ SKUs at prices from $10 to $300 Amazon, Best Buy, BJ's, Costco, Sam's Club, Target, Wal-Mart
PUBLIC COMPANY	**SMDM**	Ticker: OTCQX

INVESTMENT HIGHLIGHTS

WALMART ELECTRONICS DISTRIBUTION

NEW

- Key topline growth driver starting May 2022.
- New distribution to Walmart Consumer Electronics Dept. to set **~3,200 stores** with 4-foot karaoke section.

RECURRING REVENUE

- EBITDA accelerator.
- New content subscription business, in partnership with The Stingray Group.
- **85-90% EBITDA** margin.

#1 BRAND IN HOME KARAOKE

- Singing Machine is the dominant leader in an evergreen category.
- Products carried in over 25,000 retail locations.
- Strong pipelines to all major retailers for distribution.

STRONG BALANCE SHEET

- Access to non-dilutive capital through asset-based lending lines of credit.

DEEP RETAIL PARTNERSHIP

- Available in over 25,000 stores nationwide.
- Over 75,000 linear feet of shelf space representation in North America (our moat around the business)
- Exclusive, year-round karaoke supplier
- Products available in over 10 countries world-wide.



$159.98
$44.98
DEALS FOR DAYS
$10
$39
Turn any car into a Carpool KARAOKE experience
Carpool KARAOKE
THE MIC

World Class Retail Partnerships:

amazon

Walmart

TARGET

COSTCO WHOLESALE

Sam's CLUB

BJ's

DISTRIBUTION TERRITORIES

STRONG DISTRIBUTION

EMERGING TERRITORY WITH LIMITED DISTRIBUTION

PROMISING MARKET FOR EXPANSION



NORTH AMERICA
UK
NORDIC COUNTRIES
EUROPE
SOUTH AMERICA
CHINA
JAPAN
KOREA
INDIA
AUSTRALIA

PRODUCT OVERVIEW

1M

Over 1 Million karaoke machines sold in 2021!



Streaming **NEW**

- Flagship product line with integrated access to content subscriptions.



Casting **NEW**

- SingCast technology to facilitate higher engagement with karaoke content in our app.



Traditional

- Dominant retail presence.
- High fun, high value product line.
- Low-tech.



Kids

- Emerging category captures new, younger demographic.
- Access to more retail shelf space.

Singing Machine Karaoke App

Over 100,000 new and popular fully licensed karaoke hits !


Search
Singing Machine Karaoke
What's New
Version History
Version 4.6.3
We've fixed a bug. Please update to enjoy singing karaoke with the mobile app and your Singing Machine.
Preview
AD-FREE SONGS

MUSIC CONTENT SUBSCRIPTION MODEL

STRATEGIC PARTNERSHIP

STINGRAY

Leading media & technology company & content partner. Large shareholder with Board seat representation.

RECURRING REVENUE

App & integrated music services are recurring revenue subscription plans.

Monthly:	$14.99
Quarterly:	$24.99
Annual:	$79.99

MARGINS

Music Content Subscription margins: 85-90%
Hardware margins: 25-30%
Music content 3x more profitable than hardware sale.

STREAMING & CASTING SERIES


MUSIC CATALOG
COME SING YOUR HEART OUT YOU NEED TO BREAK OUT
HDMI
streaming
singcast technology

GROWTH CATALYSTS

EXPANSION INTO WALMART ELECTRONICS

- New distribution into ~3,200 stores nationwide this May 2022 with 4-foot karaoke section.
- Walmart CE selected 8 new karaoke models.
- Assortment has higher price point karaoke products with more technology to support content subscriptions.

RECURRING SUBSCRIPTION REVENUE

- Company shift in focus to technology and content-based subscription model.
- EBITDA accelerator.
- 85-90% EBITDA margin.

NEW PARTNERSHIPS

- Singing Machine working with premier partners to expand the reach of karaoke entertainment to more platforms.

THE TEAM



GARY ATKINSON
CEO

14 years experience karaoke, toy and consumer electronics. Consistent track record of growth and profits.
Licensed Attorney in Florida and Georgia.
JD/MBA, Case Western Reserve University.
BA Economics, University of Rochester.



BERNARDO MELO
CHIEF REVENUE OFFICER

18 years experience in karaoke field and consumer electronics.
Personal relationships with Buyers at every major big box retailer.
Responsible for double-digit sales growth per year between FY2011-2015



LIONEL MARQUIS
CFO

30 years experience in distribution and manufacturing companies in South Florida.
15 years experience with public accounting, preparing SEC quarterly and yearly documents.
Certified Public Accountant in Florida

THE BOARD

JAY FOREMAN * Director Nominee
Founder & CEO, Basic Fun!
Leading Toy Company, makers of Tonka™ trucks, Carebears™, K'Nex™, and Playhut™

MATHIEU PELOQUIN
SVP Communications, The Stingray Group, Inc.
Leading Technology & Content Company and key strategic partner

JOSEPH KLING
Toy Veteran and former CEO of Viewmaster

HARVEY JUDKOWITZ
CPA, former CEO & Chairman of UniPro Financial Services

FINANCIALS

	NET SALES	MARGIN	EBITDA
FY19	$46.50M	25.1%	$1.3M
FY20	$38.50M	21.0%	-$3.5M
FY21	$45.80M	26.8%	$2.6M

Proven track-record of success: EBITDA profitable in 9 out of last 10 years.

Growth: Expanded sales 3x over last 10 years, after accounting for loss of Toys R' Us.



$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
($10.00)
30.00%
25.00%
20.00%
15.00%
10.00%
5.00%
0.00%
FY19
FY20
FY21
NET SALES
EBITDA
GROSS MARGIN

CAPITALIZATION TABLE



	PRE-SPLIT	POST-SPLIT*
SHARES OUTSTANDING	**36,636,264**	**1,221,209**
WARRANTS	**34,666,667**	**1,155,556**
PF WARRANTS	**16,833,333**	**561,112**
AUTHORIZED UNDER 2022 EQUITY PLAN	**7,000,000**	**233,334**
TOTAL OPTIONS OUTSTANDING CURRENT	**1,610,000**	**53,667**

* Assumes a 1:30 reverse stock split

	As of December 31,2021 (unaudited)	
	ACTUAL	AS ADJUSTED
Cash and cash equivalents	$ 7,375,305	$ 10,875,305
Total liabilities	$ 22,260,979	$ 22,260,979
Stockholders equity		
Preferred stock, $1.00 part value; 1,000Z,000 shares authorized; no shares issued and outstanding	-	-
Common Stock, Class A, $0.01 par value: 100,000 shares authorized; no shares issued and outstanding	-	-
Common Stock, Class B, $0.01 par value; 100,000,000 shares authorized; 1,221,209 and 2,005,523 shares issued and outstanding, respectively	12,212	20,055
Additional Paid-in-Capital	24,896,783	28,388,940
Accumulated comprehensive income		
Accumulated (deficit)	(13,109,298)	(13,109,298)
Total stockholders' equity (deficit)	$ 11,799,697	$ 15,299,697

KEY TAKEAWAYS

WORLD-CLASS DISTRIBUTION CHANNELS	KEY STRATEGIC PARTNERSHIPS	MARKET DOMINATING BRAND	VETERAN TEAM
Extensive pipelines already built to all major retailers and e-commerce platforms	Digital content support and technology supported by lead strategic investor, The Stingray Group, Inc.	For 40 years, Singing Machine has dominated the home karaoke category	Combined 45 years of leadership and experience in retail and product design.



singing machine®

The Singing Machine Company

6301 NW 5th Way Suite 2900
Fort Lauderdale, FL 33309
United States